CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information dated May 1, 2016 and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 168 to File No. 033-70742) of Lincoln Variable Insurance Products Trust (the “Trust”) of our reports dated February 23, 2016 on the financial statements and financial highlights included in the Trust’s 2015 Annual Reports to shareholders.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

April 27, 2016